UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2024

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 West Friendly Avenue
Greensboro, North Carolina		27410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	UFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2024, Unifi, Inc. (the “Company”) and Unifi Manufacturing, Inc., a subsidiary of the Company, as borrowers (collectively, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (in such capacity “Wells Fargo”), and the lenders party thereto, providing for a $25.0 million revolving credit facility (the “2024 Facility”). The 2024 Facility has a Maturity Date of the earlier of (a) October 28, 2027 and (b) the termination or refinancing of the Company’s existing Second Amended and Restated Credit Agreement, dated as of October 28, 2022, between, among others, the Borrowers and Wells Fargo (as amended, the “Existing ABL Credit Agreement”). Certain capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

The 2024 Facility is secured by certain assets of Kenneth G. Langone (the “Guarantor”) pursuant to a Guaranty and Pledge Agreement between the Guarantor and Wells Fargo (the “Guaranty and Pledge Agreement”). Kenneth G. Langone, the Guarantor, is a member of the Company’s Board of Directors. As evidence of his long-standing support of the Company and its management, and to avoid any conflict of interest with the Company and to continue to maintain his independence as a director, Mr. Langone declined to receive any consideration from the Company in connection with the Guaranty and Pledge Agreement.

Borrowings under the 2024 Facility bear interest at a rate per annum of Daily Simple SOFR plus ninety basis points (0.90%).

The 2024 Facility includes representations and warranties by the Loan Parties and their respective subsidiaries that are usual and customary for revolving credit facilities of this type.

The 2024 Facility includes events of default that are usual and customary for revolving credit facilities of this type, including, among others, the occurrence of an event of default under the Existing ABL Credit Agreement. Upon the occurrence of an event of default under the Credit Agreement, the Lenders may terminate their commitments and accelerate the maturity of the outstanding obligations thereunder.

Borrowings under the 2024 Facility have no scheduled repayment dates prior to the Maturity Date and the Borrowers may repay the principal amount outstanding under the 2024 Facility at any time, subject to compliance with the limitations contained in the Existing ABL Credit Agreement.

The 2024 Facility contains no financial covenants. The 2024 Facility is subject to an unused line fee of 0.25%, assessed monthly based on the difference in borrowings outstanding and borrowing capacity under the 2024 Facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Credit Agreement, dated as of October 25, 2024, by and among Unifi Manufacturing, Inc. and certain of its domestic affiliates (including, without limitation, Unifi, Inc.), as borrowers, Wells Fargo Bank, National Association, as administrative agent, sole lead arranger and sole book runner, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

The information in this Current Report on Form 8-K, including the exhibits attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

Date:	October 30, 2024	By:	/s/ ANDREW J. EAKER
Andrew J. Eaker Executive Vice President & Chief Financial Officer Treasurer